Exhibit 99.1

Newfield Exploration Raises 2014 Production Guidance; Oil Growth
increased to 30% YOY; Anadarko Basin Acreage Position Grows to more than 250,000 Net Acres

o	Newfield adds 25,000 net acres in SCOOP/STACK; position grows to more than 250,000 net acres
o	2014 capital budget increased to $1.7 billion, reflects pace of drilling efficiencies and acreage additions
o	Second quarter 2014 net production exceeds guidance mid-point by approximately 1 MMBOE, full-year 2014 guidance raised to 46.5 – 48.5 MMBOE

The Woodlands, Texas – July 17, 2014 – Newfield Exploration Company (NYSE: NFX) today raised its 2014 production guidance, reflecting year-to-date operating momentum across the company. In addition, the Company provided an interim update on recent acreage additions in the Anadarko Basin. As a result of new leasing and efficiencies associated with its drilling campaigns, Newfield increased its 2014 domestic capital budget by approximately $100 million to $1.7 billion. Newfield also reported that its second quarter 2014 net production was 12.1 MMBOE, exceeding its guidance mid-point by approximately 1 MMBOE.

Newfield plans to release its second quarter 2014 financial and operating results after the market close on July 29, 2014, and will host a conference call at 10 a.m. CDT, July 30, 2014. To listen to the call, please visit Newfield’s website at http://www.newfield.com. To participate in the call, dial 913-312-1462.

“We are executing extremely well across the company today and this momentum is allowing us to increase the production and cash flow growth in our three-year plan,” said Lee K. Boothby, Newfield Chairman, President and CEO. “We are confident that the momentum we have generated in 2014 will be accretive to our three-year plan and our 2015-16 growth outlook, as well. Consistent with our normal course of business, we will be working our future capital allocation and investment plans later this year and expect to issue a new three-year plan by early 2015. Our outlook continues to improve and the changes we expect to make will be positive for our oil growth and cash flow projections and will improve our debt-adjusted growth metrics.”

Since late 2013, Newfield has been adding additional acreage in its SCOOP and STACK plays, located in Oklahoma’s Anadarko Basin. Year-to-date, Newfield has added more than 25,000 net acres and now owns interests in more than 250,000 net acres.

Newfield today raised its 2014 production forecast to 46.5 – 48.5 MMBOE (previous guidance was 44 – 48 MMBOE). An updated production guidance table for 2014 is included in this release.

Newfield expects that its planned 2014 domestic capital investments will total about $1.7 billion, excluding capitalized interest and overhead and acquisitions (previous guidance was $1.6 billion). The additional investments specifically relate to improved drilling performance (“days to depth”) across the Company and the addition of new acreage in the Anadarko Basin. Due to continued operational efficiencies, Newfield today expects to drill up to 15 additional gross wells across its focus areas in 2014.

Newfield’s net production from continuing operations in the second quarter of 2014 was 12.1 MMBOE (guidance range was 10.7 – 11.3 MMBOE). Liquids comprised approximately 55% of second quarter production volumes.  Net liftings from discontinued operations totaled less than 0.1 MMBOE. Domestic production in the second quarter of 2014 increased 12% over the first quarter of 2014 and 21% over the comparable quarter of 2013. Domestic liquids production in the second quarter of 2014 increased 13% over the first quarter of 2014 and 40% over the comparable quarter of 2013.

Newfield expects that its G&A expense in the second quarter will be approximately $68 million (previous guidance was $55 million). The increase relates primarily to higher expenses under stock-based compensation programs, including the achievement of two milestones under the Company’s Stockholder Value Appreciation Program (SVAP) as a result of the 41% increase in Newfield’s stock price during the second quarter.

2014 Estimated Production and Capital Investments from Continuing Operations

	CURRENT 2014e	PREVIOUS 2014e
Production:
Oil (MMBO)	18.1 – 18.7	16.4 – 18.2
NGLs (MMBbls)	7.6 – 8.1	7.8 – 8.3
Natural Gas (BCF)	125 – 130	119 – 129
Total Production (MMBOE)	46.5 – 48.5	44.0 – 48.0
YoY Oil Growth	30%	24%
YoY Liquids Growth	35%	30%
YoY Gas Growth	3%	–%
YoY Total Growth	18%	16%
Capital Investments (In billions)	$1.7	$1.6

Newfield Exploration Company is an independent energy company engaged in the exploration, development and production of crude oil, natural gas and natural gas liquids. We are focused on North American resource plays and our principal areas of operation include the Mid-Continent, Rocky Mountains and onshore Gulf Coast.

**This release contains forward-looking information. All information other than historical facts included in this release, such as information regarding estimated or anticipated drilling plans, planned capital expenditures, and estimated production, is forward-looking information. Although Newfield believes that these expectations are reasonable, this information is based upon assumptions and anticipated results that are subject to numerous uncertainties and risks. Actual results may vary significantly from those anticipated due to many factors, including drilling results, oil and gas prices, industry conditions, the prices of goods and services, the availability of drilling rigs and other support services, the availability of refining capacity for the crude oil Newfield produces in the Uinta Basin, the availability and cost of capital resources, new regulations or changes in tax legislation, labor conditions and severe weather conditions. In addition, the drilling of oil and natural gas wells and the production of hydrocarbons are subject to numerous governmental regulations and operating risks. Other factors that could impact forward-looking statements are described in "Risk Factors" in Newfield's 2013 Annual Report on Form 10-K and other subsequent public filings with the Securities and Exchange Commission, which can be found at www.sec.gov. Unpredictable or unknown factors, not discussed in this press release, could also have material adverse effects on forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Unless legally required, Newfield undertakes no obligation to publicly update or revise any forward-looking statements.

For additional information, please contact Newfield’s Investor Relations department.
Phone: 281-210-5321
Email: info@newfield.com